SECURITIES AND EXCHANGE COMMISSION
Washington, DC   20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 1, 2010

VECTREN CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No.	Registrant, State of Incorporation, Address, and Telephone Number	I.R.S Employer Identification No.

1-15467	Vectren Corporation	35-2086905
(An Indiana Corporation)
One Vectren Square,
Evansville, Indiana 47708
(812) 491-4000

Former name or address, if changed since last report:
N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On May 19th, 2010, Niel C. Ellerbrook, Chairman of the Board and Chief Executive Officer of Vectren Corporation (the “Company”) adopted a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  On May 28th, 2010, Carl L. Chapman, President and Chief Operating Officer of the Company adopted a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

Under Rule 10b5-1, directors, officers and other employees who are not in possession of material non-public information may adopt a pre-arranged plan or contract providing for the sale of Company securities under specified conditions and at specified times. Under 10b5-1 plans, an individual can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess material non-public information.

Transactions under Mr. Ellerbrook’s plan will not commence before June 1st, 2010.  The plan provides for the sale of up to 230,000 shares which will be acquired through the exercise of stock options.  The plan will expire no later than April 30, 2011.  Shares will be sold in the open market at prevailing market prices and subject to minimum price thresholds specified in the plan.

Transactions under Mr. Chapman’s plan will not commence before June 7th, 2010.  The plan provides for the sale of up to 85,000 shares which will be acquired through the exercise of stock options.  The plan will expire no later than April 30, 2011.  Shares will be sold in the open market at prevailing market prices and subject to minimum price thresholds specified in the plan.

Messrs. Ellerbrook and Chapman advised the Company that they decided to implement their plans due to the fact that each of them holds a tranche of options which will expire in 2011.

Transactions under the Plan will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTREN CORPORATION
June 1, 2010

	By:	/s/ M. Susan Hardwick
M. Susan Hardwick
Vice President, Controller and Assistant Treasurer